He	alth Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact:	Angie McCabe 818.676.8692	Media Contact:Margita Thompson 818.676.7912

angie.mccabe@healthnet.com margita.thompson@healthnet.com

HEALTH NET BOARD ADOPTS MAJORITY VOTING FOR DIRECTORS

LOS ANGELES, March 18, 2010 – Health Net, Inc. (NYSE:HNT) announced that its board of directors amended the company’s bylaws and unanimously adopted a majority voting standard for the election of directors.

“This is another important step in our ongoing effort to make certain our corporate governance policies are responsive to fundamental issues of fairness and good practice,” said Roger Greaves, chairman of Health Net’s board of directors.

“We continue to examine additional steps that could further enhance governance and, at the same time, ensure stability and continuity,” Greaves added.

Health Net’s amended bylaws now require that a director nominee must receive a majority of votes cast “for” to be elected to the board in an uncontested election. In addition, the board adopted a policy that requires any incumbent nominee who fails to receive a majority of the votes cast in an uncontested election to tender his or her resignation. The board would then determine whether to accept the resignation. The rationale for its decision will be publicly disclosed. The amended bylaws will be applicable beginning with Health Net’s annual meeting to be held May 12, 2010.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.1 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.5 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, costs, fees and expenses related to the post-closing administrative services to be provided under the administrative services agreements entered into in connection with the sale of our Northeast business; potential termination of the administrative services agreements by the service recipients should we breach such agreements or fail to perform all or a material part of the services required thereunder; any liabilities of the Northeast business that were incurred prior to the closing of its sale as well as those liabilities incurred through the winding-up and running-out period of the Northeast business; potential termination of our TRICARE North operations; potential health care reform; rising health care costs; continued recessionary economic conditions or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; unexpected utilization patterns or unexpectedly severe or widespread illnesses; membership declines; rate cuts affecting our Medicare or Medicaid businesses; litigation costs; regulatory issues; operational issues; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and the risks discussed in the company’s other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

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